EXHIBIT 99.1

Shengkai Innovations, Inc. Reports Fourth Quarter and FY2011 Results

FY2011 Revenue up 73% yoy, Gross Profit up 65% yoy, Gross Margin of 57%
FY2011 Adjusted Net Income of $33.5 million or Diluted EPS $0.95

TIANJIN, China, Sept. 26, 2011 (GLOBE NEWSWIRE) -- Shengkai Innovations, Inc. (Nasdaq:VALV) (the "Company"), a leading ceramic valve manufacturer in the People's Republic of China (the "PRC"), today announced results for its fourth quarter and FY2011 ended June 30, 2011.

Fourth Quarter Highlights

  Revenues increased 70.9% yoy to approximately $27.3 million;
  Revenues from the electric power segment increased 48.8% yoy to approximately $15.0 million;
  Revenues from the petrochemical and chemical segment increased 68.8% yoy to approximately $8.4 million;
  Revenues from other industries, including aluminum and metallurgy, increased 315.7% to approximately $3.9 million;
  Gross profit increased 56.1% yoy to approximately $14.7 million with a 54.0% gross margin.

FY2011 Highlights

  Revenues increased 72.6% yoy to approximately $93.5 million;
  Revenues from the electric power segment increased 63.4% yoy to approximately $57.7 million;
  Revenues from the petrochemical and chemical segment increased 73.1% yoy to approximately $27.5 million;
  Revenues from other industries, including aluminum and metallurgy, increased 178.6% yoy to approximately $8.3 million;
  Gross profit increased 64.8% yoy to approximately $53.1 million with a 56.8% gross margin;
  GAAP net income was approximately $93.5 million, or $2.67 earnings per diluted share, compared to a net loss of approximately $56.4 million, or $2.48 loss per share in FY2010;
  Non-GAAP net income was approximately $33.5 million, or $0.95 non-GAAP earnings per diluted share after adjusting for non-cash share-based compensation and changes in the fair value of instruments;
  Annual ceramic valves output achieved 23,298 sets compared with 14,376 sets a year ago.

Fourth Quarter Results

Revenues in the fourth quarter increased 70.9% year-over-year to approximately $27.3 million from approximately $16.0 million for the same quarter of FY2010. The increase was primarily attributable to the Company's continuous marketing efforts, increased customer demand and expanded production capacity at the new facility. Sales to customers in all business segments have grown during the quarter.

Gross profit in the fourth quarter increased 56.1% to approximately $14.7 million from approximately $9.4 million for the comparable period in FY2010. This increase was primarily attributable to the revenue growth. Gross margin was 54.0%, compared with 59.1% for the fourth quarter of FY2010. The decrease in gross margin was primarily due to 1) increase in depreciation expenses resulting from an addition of approximately $49.3 million to "Plant and equipment"; and 2) a 13% year-over-year price increase in steel raw material and steel die-casting components.

Selling expenses in the fourth quarter were approximately $2.4 million compared with approximately $1.6 million for the comparable period in FY2010. Commissions paid to agents for introducing new sales increased almost proportionally with the overall growth in sales and registered approximately $2.1 million compared with approximately $1.3 million for the comparable period in FY2010. Selling expenses as a percentage of quarterly sales decreased to 8.9% from 9.9% of the comparable period in FY2010.

General and administrative ("G&A") expenses in the fourth quarter of FY2011 were approximately $5.4 million, up from approximately $1.9 million for the comparable period in FY2010. Included in G&A expenses for the three months ended June 30, 2011 was a non-cash charge of approximately $3.3 million, which was the share-based compensation costs on i) the options to an advisor and to independent directors, management and key employees issued in March and June, 2010, under the Company's 2010 Incentive Stock Plan, and ii) the stock awards to management, key employees and consultants issued in June, 2011, under the Company's 2011 Incentive Stock Plan. The non-cash share-based compensation costs included in the G&A expenses for the comparable period in fiscal 2010 was approximately $0.9 million.

Excluding the above-mentioned non-cash share-based compensation, G&A expenses for the fourth quarter of FY2011 were approximately $2.0 million or 7.5% of total revenue, compared with approximately $1.0 million or 6.4% of total revenue for the comparable period of FY2010. The increase was primarily attributable to depreciation costs for the new headquarters building and capital market related activities.

Total operating expenses in the fourth quarter of FY2011 were approximately $7.8 million compared with approximately $3.5 million for the comparable period in FY2010. Operating income in the fourth quarter of FY2011 was approximately $6.9 million compared with approximately $6.0 million for the comparable period in FY2010.

Excluding the above-mentioned non-cash share-based compensation, non-GAAP operating income was approximately $10.3 million, compared with non-GAAP operating income of approximately $6.8 million for the comparable period in FY2010.

Provision for income taxes in the fourth quarter of FY2011 was approximately $1.8 million compared with approximately $1.1 million for the comparable period in FY2010. In April 2010, Shengkai, the Company's operating entity in Tianjin, China, was awarded the status of "High Technology" enterprise by the local government. The new tax rate is 15% starting from January 1, 2010 through December 31, 2011. The Company expects to renew such treatment in calendar 2012.

Net income in the fourth quarter of FY2011 was approximately $24.4 million compared with approximately $3.9 million for the comparable quarter of FY2010. Excluding the non-cash items of share-based compensation and changes in fair value of instruments, non-GAAP net income for the fourth quarter of FY2011 was approximately $8.7 million compared with approximately $5.8 million for the fourth quarter of FY2010.

FY2011 Full Year Results

For the fiscal year ended June 30, 2011, the Company's revenues were approximately $93.5 million, up 72.6% from approximately $54.1 million for FY2010. All business segments grew and total ceramic valves output reached 23,298 sets, compared with 14,376 sets for FY2010.

Specifically, revenues from the electric power industry increased 63.4% year-over-year to approximately $57.7 million. The increase was primarily due to the broadening of customer base and repeated orders from existing customers. Approximately 80% of revenue from the electric power industry for FY2011 was generated from previously existing customers with the remaining 20% from new customer accounts.

Revenues from the petrochemical and chemical industry increased 73.1% year-over-year to approximately $27.5 million. The increase was primarily due to our continuous efforts to market our products to the petrochemical and chemical industry. The petrochemical and chemical industry represents a highly attractive sector for Shengkai because the severely corrosive and abrasive conditions valve products are exposed to demand unusually strong durability and longevity, qualities that Shengkai's ceramic valves products have. Approximately 25% of the annual revenue from the petrochemical and chemical industry came from twenty new customer accounts.

Revenues from other industries, including the aluminum and metallurgy industries, increased 178.6% year-over-year to approximately $8.3 million. This rapid growth was primarily due to the mandatory application of dry dedust technique, promulgated by the Ministry of Environment Protection of PRC in March 2009 to replace the traditional wet technique, used in blast furnace gas cleaning in the iron and steel industry. The highly abrasive working environment of the new blast furnaces used in iron and steel mills increased demand for more durable products than the traditional metal valves. Approximately 37% of revenue from the other industries for the year was generated from eleven new customer accounts.

Gross profit was approximately $53.1 million, up 64.8% from approximately $32.2 million for FY2010. The increase was primarily attributable to the revenue increase. The gross profit margin was 56.8%, compared to 59.5% for FY2010. Decrease in gross margin was due to 1) a one-time sale of lower margined ceramic valve components and metal valves approximating $3.2 million; b) increase in depreciation expenses resulting from an addition of approximately $49.3 million to "Plant and equipment"; 3) a 13% year-over-year price increase in steel raw materials and steel die-casting components during the fourth fiscal quarter.

Selling expenses were approximately $8.3 million, compared with approximately $5.1 million for FY2010. Sales commission was approximately $7.5 million compared with $4.4 million for FY2010. However, selling expenses as a percentage of annual sales decreased to 8.9% from 9.9% as revenue growth outpaced increase in selling expenses.

General and administrative ("G&A") expenses were approximately $15.2 million, a decrease of $7.3 million or 32.5% compared to approximately $22.5 million for FY2010. The change was primarily attributable to the inclusion of a onetime non-cash stock compensation expense of approximately $16.0 million in the G&A expenses for FY2010. No such expenses existed in FY2011. The non-cash stock compensation expense resulted from the return of shares of common stock to the Company's chief executive officer and principal shareholder, because the Company achieved the financial performance thresholds for the fiscal years ended June 30, 2009 and 2008, pursuant to the Securities Escrow Agreements in the June 2008 and July 2008 Financings and amendments thereto.

The year-over-year change in G&A expenses was also attributable to the inclusion of non-cash share-based compensation cost of approximately $9.7 million for FY2011 compared with approximately $3.1 million for FY2010. Such compensation expenses were due to 1) the options to an advisor and to independent directors, management and key employees issued in March and June, 2010, under the Company's 2010 Incentive Stock Plan; and 2) the stock awards to management, key employees and consultants issued in March and June, 2011, under the Company's 2011 Incentive Stock Plan.

Excluding the non-cash items, G&A expenses were approximately $5.5 million or 5.9% of annual revenue, compared with approximately $3.5 million or 6.4% of annual revenue for FY2010. The year-over-year increase was attributable to the increase in depreciation costs, traveling expenses, cash compensation to independent directors and management staff due to new appointments and hiring, as well as expenses incurred in our U.S. capital market-related activities. The amortization of land use rights, patent rights and other intangible assets for FY2011 was approximately $1.0 million, an increase of approximately $0.1 million or 9.6% compared to approximately $0.9 million for FY2010.

Total operating expenses were approximately $23.5 million compared with approximately $27.6 million for FY2010. The decline was partially attributable to the nonrecurring, non-cash stock compensation expense.

Operating income was approximately $29.6 million compared with approximately $4.6 million for FY2010. Excluding the above-mentioned non-cash items of stock compensation expense and share-based compensation, non-GAAP operating income was approximately $39.3 million, compared with non-GAAP operating income of $23.7 million for FY2010.

Provision for income taxes was approximately $6.4 million, compared with approximately $4.7 million for FY2010. The increase in provision for income taxes was less than proportional to the growth in the adjusted income before taxes, attributable to the new preferential income tax rate in calendar 2010. In April 2010, Tianjin Shengkai, the Company's operating entity was awarded the status of "High Technology" enterprise by the local government. Shengkai enjoys a preferential tax rate of 15% from January 1, 2010 through December 31, 2011. The Company expects to renew such treatment in calendar 2012.

GAAP net income was approximately $93.5 million compared with a net loss of approximately $56.4 million for FY2010. Based on a substantially greater weighted average number of shares, diluted earnings per share were $2.67 compared to a loss per share of $2.48 for FY2010.

Excluding the non-cash items of stock compensation expense, share-based compensation and changes in fair value of instruments, non-GAAP net income was approximately $33.5 million compared with approximately $19.6 million in FY2010. Based on a substantially greater weighted average number of shares, non-GAAP earnings for FY2011 were $0.95 per diluted share compared with $0.57 per diluted share in FY2010.

GAAP to Non-GAAP Reconciliation Table (Unaudited)
(in U.S. Dollars)
	For the Twelve Months Ended June 30,
	2011	2010
GAAP Net Income (Loss)	$ 93,470,759	(56,385,565)
Add back/(Subtract):
Stock compensation expense – escrowed shares	--	15,971,920
Share-based compensation – employee options and stock awards	9,674,402	3,054,332
Changes in fair value of instruments	(69,692,778)	56,910,599
Non-GAAP Net Income	$ 33,452,383	19,551,286
GAAP Earnings (Loss) per share (diluted)	$ 2.67	(2.48)
Non-GAAP Earnings per share (diluted)	$ 0.95	0.57

Recent Developments

In March, 2011, the Company received a Manufacturing License of Special Equipment from the General Administration of Quality Supervision Inspection and Quarantines (AQSIQ) of the PRC. Shengkai's new Tianjin facility was audited in 2010 by the HGMEPII (Hefei General Machinery & Electrical Products Inspection Institute) according to the AQSIQ license standards to manufacture pressure piping components.

The HGMEPII auditors inspected and confirmed that Shengkai possesses the necessary requirements for manufacturing Grade A1 gate valves and check valves, and Grade A2 ball valves. Grade A1 and Grade A2 valve designations are reserved for products that meet stringent requirements of each product category. Based on these audited results, a manufacturing license was issued to Shengkai's new facility in Tianjin.

In June, 2011, the Company received a Certificate of Material Supplier from China National Petroleum Corporation ("CNPC"). Shengkai was first approved to join the CNPC supply network in 2006. As part of the ongoing endeavors to streamline its supply network, CNPC now awards Certificate of Material Supplier based on a comprehensive assessment of various aspects of a supplier company including its technical capacity, production process and end-user feedback. Shengkai successfully passed the rigorous appraisal and became eligible to supply valve products to the CNPC network. Shengkai's Certificate is valid for five years starting from June, 2011 contingent upon passage of annual inspection.

In September, 2011, the Company participated in the Valve World Expo & Conference Asia 2011 in Suzhou, China. The Conference track of this event includes presentations by senior executives from end users and manufacturers. For the Exhibition track, an estimated 200 specialized valve companies presented on their products and technologies. Both tracks took place concurrently from Wednesday, September 14 to Thursday, September 15 at the Suzhou International Expo Center in Suzhou, China.

In December, 2011, Shengkai will participate in the Power-Gen International 2011 Conference in Las Vegas, NV. The annual conference is hosted by PennWell Corporation. More than 1,200 companies from all sectors of the power generation industry including fittings and valves are expected to gather at this conference, which will take place from Tuesday, December 13 to Thursday, December 15 at the Central Halls of the Las Vegas Convention Center - Las Vegas, NV.

Financial Condition

As of June 30, 2011, the Company had cash and cash equivalents of approximately $59.9 million and accounts receivable of approximately $12.6 million compared to approximately $21.0 million cash and cash equivalents and $6.5 million of accounts receivable as of June 30, 2010. Total current liabilities as of June 30, 2011 were approximately $9.6 million, compared with approximately $9.1 million as of June 30, 2010. Additionally, the Company has no short-term or long-term debts.

Net cash flow provided by operating activities increased to approximately $28.6 million during FY2011 from approximately $21.3 million for FY2010. The increase was primarily attributable to the higher adjusted net income, in spite of larger working capital used between the two fiscal years.

As of June 30, 2011, the Company had made payments in total of approximately $32.2 million under the executed construction contracts for the new facility with remaining approximately $2.6 million to be substantially settled after completion of inspection and final acceptance of the construction project by relevant government authorities, with certain amount to be held from payment as warranty deposit for approximately one year. Regarding equipment and machinery contracts for the new facility, the Company made payments in total of approximately $15.2 million as of June 30, 2011 with the remaining approximately $1.0 million primarily held as warranty deposit till approximately one year after installation. Utility installation related expense of approximately $3.7 million for the new facility had been paid in full as of June 30, 2011.

Business Outlook

Due to heightened suspicions on the integrity of Chinese companies, unsolicited and unapproved third parties' investigations severely damaged relations with some of the Company's important domestic customers. This has resulted in considerable loss of business since June 2011, and a higher turnover in the Company's sales agents and representatives. In response, the Company has decided to phase out its less profitable domestic market segments including the electric power market and focus on expanding its presence in the more profitable domestic and foreign oil and chemical industries where ceramic valve products typically command higher prices than the domestic Chinese market.

As such, the Company expects that in the immediately following quarter ended September 30, 2011, revenue from the electric power industry would significantly drop, and major contribution to our sales would be from the petrochemical and chemical industry. We estimate that for the quarter ended September 30, 2011, total revenue would fall by as much as 60% sequentially compared with the quarter ended June 30, 2011, and gross margin would drop to around 45% due to fixed overhead cost being spread over expected fewer sales. We expect the Company to run with positive but significantly reduced cash flow from operations. Such decrease may persist until our marketing and sales efforts to some new customers and projects pay off, and the expansion in the international market picks up meaningfully.

Successful penetration into international oil and chemical markets would also require the Company to obtain various certifications, including but not limited to ISO14000 and OHSAS 18000 and other firm-specific supplier qualifications, which will take time to go through various application procedures, efforts in new product development and investment in additional or different equipment. These estimations are based upon the Company's current views on operating and market conditions, which are subject to change. The Company will periodically update the situation.

Teleconference

The Company will host a conference call, to be simultaneously webcasted, on Tuesday, September 27th, 2011 at 8:00 a.m. Eastern Time / 8:00 p.m. Beijing Time. Interested parties may participate in the conference call by dialing 1-877-393-9085 (Toll-Free U.S.), 1-760-298-5098 (International) approximately five minutes before the call start time. The Conference ID is 12605416. A live webcast of the conference call will be available on the conference call website. On the date of the event, please click here to be directed to the website.

Non GAAP Financial Measures

To supplement the Company's consolidated financial statements for the three and twelve months ended June 30, 2011 and 2010 presented on a GAAP basis, the Company provided non-GAAP financial information in this release that excludes the impact of non-cash items of i) share-based compensation costs related to the stock options and stock awards granted to advisors, independent directors and management staff, (ii) stock compensation expense resulting from the return of escrowed "Make Good" shares to our chief executive officer and principal shareholder, in accordance with Accounting Standards Update 2010-05, and iii) changes in the fair value of instruments as a result of adoption on July 1, 2009 of FASB ASC Topic 815, "Derivative and Hedging" ("ASC 815"). The Company's management believes that these non-GAAP measures, namely non-GAAP operating and net income and non-GAAP diluted earnings per share, provide investors with a better understanding of how the results relate to the Company's current and historical performance. The additional non-GAAP information is not meant to be considered in isolation or as a substitute for GAAP financials. The non-GAAP financial information that the Company provides also may differ from the non-GAAP information provided by other companies. Management believes that these non-GAAP financial measures are useful to investors because they exclude non-cash expenses that management excludes when it internally evaluates the performance of the Company's business and makes operating decisions, including internal budgeting, and performance measurement, because these measures provide a consistent method of comparison to historical periods. Moreover, management believes that these non-GAAP measures reflect the essential operating activities of the Company. In addition, the provision of these non-GAAP measures allows investors to evaluate the Company's performance using the same methodology and information as that used by the Company's management. Non-GAAP measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment of which charges are excluded from the non-GAAP financial measure. However, the Company's management compensates for these limitations by providing the relevant disclosure of the items excluded.

About Shengkai Innovations, Inc.

Shengkai Innovations is primarily engaged in the design, manufacture and sale of ceramic valves, high-tech ceramic materials and the provision of technical consultation and related services. The Company's industrial valve products are used by companies in the electric power, petrochemical and chemical, metallurgy and other industries as high-performance, more durable alternatives to traditional metal valves. The Company was founded in 1994 and is headquartered in Tianjin, the PRC.

The Company is one of the few ceramic valve manufacturers in the world with research and development, engineering, and production capacity for structural ceramics and is able to produce large-sized ceramic valves with calibers of 6" (150mm) or more. The Company's product portfolio includes a broad range of valves that are sold throughout the PRC, to Europe, North America, United Arab Emirates, and other countries in the Asia-Pacific region. The Company has over 200 customers, and is the only ceramic valve supplier qualified to supply SINOPEC. The Company joined the supply network of China National Petroleum Corporation ("CNPC") in 2006 and subsequently received a CNPC Certificate of Material Supplier for valve products in 2011.

Safe Harbor Statements

Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such factors include, but are not limited to, the effect of political, economic, and market conditions and geopolitical events, legislative and regulatory changes, the Company's ability to expand and upgrade its production capacity, the actions and initiatives of current and potential competitors, and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SHENGKAI INNOVATIONS, INC.
(F/K/A SOUTHERN SAUCE COMPANY, INC.) AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Stated in US Dollars)

	June 30,
	2011	2010

ASSETS
Current Assets
Cash and cash equivalents	$ 59,870,108	$ 20,995,182
Restricted cash	1,386,873	1,849,958
Accounts receivable, net	12,623,359	6,490,110
Notes receivable	217,502	73,437
Other receivables	2,722,300	325,183
Advances to suppliers	274,814	408,110
Inventories	2,532,485	2,556,166
Total Current Assets	79,627,441	32,698,146
Plant and equipment, net	53,921,084	6,120,056
Construction in progress	--	25,185,643
Land use rights, net	2,534,059	2,480,929
Other intangible assets, net	5,370,148	6,001,411
Advances to suppliers for purchase of equipment and construction	--	12,119,764
TOTAL ASSETS	$ 141,452,732	$ 84,605,949

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Notes payable	1,386,873	2,652,095
Accounts payable	3,829,491	2,848,600
Advances from customers	227,451	1,256,777
Other payables and accrued expenses	2,350,144	1,265,198
Income tax payable	1,816,995	1,061,783
Total Current Liabilities	9,610,954	9,084,453
Warrant liabilities	168,442	37,424,035
Preferred (conversion option) liabilities	5,782,014	40,378,640
TOTAL LIABILITIES	$ 15,561,410	$ 86,887,128

Commitments and Contingencies	$ --	$ --

SHENGKAI INNOVATIONS, INC.
(F/K/A SOUTHERN SAUCE COMPANY, INC.) AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Continued)
(Stated in US Dollars)

	June 30,
	2011	2010

STOCKHOLDERS' EQUITY
Preferred stock – $0.001 par value 15,000,000 share authorized; 5,987,368 and 6,987,368 issued and outstanding as of June 30, 2011 and 2010 respectively.	$ 5,987	$ 6,987
Common stock -- $0.001 par value 100,000,000 shares authorized; 29,776,611 and 23,191,165 shares issued and outstanding as of June 30, 2011 and 2010 respectively.	29,777	23,192
Additional paid-in capital	63,554,251	34,259,304
Statutory reserves	11,196,604	7,081,706
Retained earnings/(accumulated losses)	42,669,590	(46,686,271)
Accumulated other comprehensive income	8,435,113	3,033,903
TOTAL STOCKHOLDER'S EQUITY	125,891,322	(2,281,179)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 141,452,732	$ 84,605,949

SHENGKAI INNOVATIONS, INC.
(F/K/A SOUTHERN SAUCE COMPANY, INC.) AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(Stated in US Dollars)

	Year Ended June 30,
	2011	2010

Revenues	$ 93,451,373	$ 54,148,954
Cost of sales	(40,327,502)	(21,916,944)
Gross profit	53,123,871	32,232,010
Operating expenses:
Selling expenses	(8,340,307)	(5,093,859)
General and administrative expenses	(15,197,301)	(22,502,796)
Total operating expenses	(23,537,608)	(27,596,655)
Income from operations	29,586,263	4,635,355
Other income, net	318,701	205,498
Interest income, net	259,871	387,675
Changes in fair value of instruments - gain/(loss)	69,692,778	(56,910,599)
Income (loss) before income taxes	99,857,613	(51,682,071)
Income taxes	(6,386,854)	(4,703,494)
Net income (loss)	93,470,759	(56,385,565)
Foreign currency translation adjustment	5,401,210	373,824
Comprehensive income (loss)	98,871,969	(56,011,741)

Basic earnings (loss) per share	$ 3.653	$ (2.483)

Diluted earnings (loss) per share	$ 2.668	$ (2.483)

Basic weighted average shares outstanding	25,587,094	22,704,492

Diluted weighted average shares outstanding	35,030,074	22,704,492

SHENGKAI INNOVATIONS, INC.
(F/K/A SOUTHERN SAUCE COMPANY, INC.) AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Stated in US Dollars)

	Year Ended June 30,
	2011	2010
Cash flows from operating activities
Net income (loss)	$ 93,470,759	$ (56,385,565)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,870,404	508,023
Amortization	1,005,537	917,384
Provision for doubtful accounts	171,298	--
(Gain)/loss on disposal of property, plant and equipment	(2,807)	1,849
Changes in fair value of instruments – (gain)/loss	(69,692,778)	56,910,599
Stock based compensation	9,674,402	3,054,332
Stock compensation expense - escrowed shares	--	15,971,920
Changes in operating assets and liabilities:
(Increase) decrease in assets:
Accounts receivable	(5,808,002)	(2,396,926)
Notes receivable	(136,504)	219,405
Other receivables	(2,317,873)	(300,842)
Deposits and prepaid expenses	--	194,766
Advances to suppliers	150,479	(77,279)
Inventories	155,791	(1,636,793)
Increase (decrease) in liabilities:
Notes payable	(1,370,014)	1,655,474
Accounts payable	807,463	1,714,386
Advances from customers	(1,067,806)	1,008,342
Other payables	749,210	444,030
Accruals	241,823	(111,461)
Income tax payable	680,434	(415,706)
Net cash provided by operating activities	28,581,816	21,275,938
Cash flows from investing activities
Proceeds from disposition of property, plant and equipment	821	3,291
Purchase of property, plant and equipment	(63,816)	(26,510,913)
Payment of construction in progress	(10,173,965)	--
Purchase of intangible assets	(2,009)	(11,465)
Decrease/(increase) in advances to suppliers for purchase of equipment and construction	401,562	(12,070,002)
Decrease/(increase) in restricted cash	547,095	(901,260)
Net cash used in investing activities	(9,290,312)	(39,490,349)
Cash flows from financing activities
Proceeds from exercise of warrants	$ --	$ 89,799
Proceeds from stock issued, net of transaction costs of $1,868,264	17,466,689	--
Net cash provided by financing activities	$ 17,466,689	$ 89,799

SHENGKAI INNOVATIONS, INC.
(F/K/A SOUTHERN SAUCE COMPANY, INC.) AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
(Stated in US Dollars)

	Year Ended June 30,
	2011	2010

Net increase (decrease) in cash and cash equivalents	$ 36,758,193	$ (18,124,612)

Effect of exchange rate changes on cash and cash equivalents	2,116,733	130,836

Cash and cash equivalents–beginning of year	20,995,182	38,988,958

Cash and cash equivalents–end of year	$ 59,870,108	$ 20,995,182

Supplementary cash flow information:

Interest received	$ 259,873	$ 387,675

Taxes paid	$ 5,706,420	$ 5,119,200

Non-cash transaction:
Preferred stock conversion to common stock	$ 1,000	$ 900
Cashless exercise of warrants	$ --	$ 1,016,536
CONTACT: Shengkai Innovations, Inc.
         David Ming He, CFO
         +86-22-5883-8509
         ir@shengkai.com
         http://www.shengkaiinnovations.com

         Grayling
         Shiwei Yin
         +1 646-284-9474
         shiwei.yin@grayling.com